Exhibit 10.4

PERFORMANCE & ACCOUNTABILITY AGREEMENT

Georgia Incentive Programs

EDGE FUND AWARD NO. ______________________

This Performance & Accountability Agreement (this "Agreement") made and entered into as of 2/18/2022 by and among the Development Authority of Bulloch County, a public body corporate and politic created pursuant to the laws of the State of Georgia (the “Development Authority”), the Georgia Department of Community Affairs, an agency within the executive branch of the State of Georgia (“DCA”) and the administering agency for the OneGeorgia Authority, an instrumentality of the state and a public corporation (“OneGeorgia”) (hereinafter referred to as the “Administering Agency”), and Aspen Aerogels Georgia, LLC (the “Company”).

R E C I T A L S

1.

The purpose of the State of Georgia’s incentive programs, administered through DCA, is to provide financial assistance to eligible applicants to assist the applicant to induce and assist companies to relocate, expand or construct projects in Georgia rather than a competing state; and

2.

The incentive programs include, but are not limited to, the Department of Community Affair’s Regional Economic Business Assistance (“REBA”) program and the OneGeorgia Authority’s EDGE Fund program (“EDGE”); and

3.

The Development Authority will be awarded either REBA or EDGE funding (“Financial Assistance”) and, in accordance with the Development Authority’s statutory purposes, will utilize the Financial Assistance to participate in a project to assist the Company; and

4.

In consideration for the benefit of such Financial Assistance the Development Authority and Company must, in addition to other requirements: i) complete a project that creates and/or maintains a defined number of jobs; and ii) invest a defined amount of new private capital into the hereinafter described Project.  (The defined job and private capital investment requirements shall hereinafter be collectively referred to as the “Performance Standards”); and

5.

The Development Authority and Company’s relocation or expansion project for which the Financial Assistance will be awarded is more particularly described in the EDGE Fund Award or REBA Fund Award, and that description is incorporated herein by reference, (hereinafter the “Project”); and

Now, therefore, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1.

Award. The Development Authority and the Company’s obligations under this Agreement are contingent upon the Administering Agency awarding Financial Assistance in the form of an EDGE grant in the amount of $1,000,000 (“Award Amount”) to the Development Authority to offset a part of the cost incurred by the Company in connection with machinery and equipment at the Facility, as defined below. Any assets funded or partially funded with the Award Amount (“Grant-funded Assets”) must be publicly titled for the duration of the Performance Period (as defined below) and any Grant-funded Assets shall not be used as collateral for financing during the Performance Period or to grant a security interest in any Grant-funded Assets to any other entity other than the Development Authority during the Performance Period. Furthermore, disbursement of the Award Amount is contingent upon the Company participating in a joint press release with the State and the Development Authority announcing the Project.  Should the Award include or consist of a loan, the terms of such loan will be set forth in a separate agreement, promissory note and other appropriate documents.

2.

Project Description. Pursuant to the Award, the Development Authority shall use the Award Amount to assist the Company to implement the Project, which is more particularly described in the application and summarized as:

Company will build a manufacturing facility, located at 143 Rocky Road, Register, Georgia 30452 (the “Facility”), for the manufacture of aerogel products. The Company will create or cause to be created 250 net-new full-time jobs1, with an average wage of $62,000, plus benefits, and will invest or cause to be invested an aggregate of $325,000,000 by the end of the thirty-six month Performance Period (as defined below).

3.	Performance Standards. In consideration for the Development Authority’s assistance, the Company shall meet the following Performance Standards:

A.	The Company shall create 250 net-new full-time jobs located in Bulloch County (the “Committed Jobs”).

B.

The Company shall make or cause to be made a private capital investment and ancillary related expenses in the Project of at least $325,000,000 in the form of expenditures as noted in the Project Description Section above (“Committed New Investment”);

C.	The start date for the Committed Jobs and Committed New Investment to be counted will be October 8, 2021

D.

The Company shall be in full compliance with the Performance Standards within thirty-six (36) months from the earlier of (i) the date of the issuance of the Certificate of Occupancy for the Facility, or (ii) the date in paragraph 3E of this Agreement (the “Performance Period”), and in the event the Performance Standards are met prior to the expiration of the Performance Period, then the Company must maintain such jobs and investment until the expiration of the Performance Period as outlined in paragraph 3F below.  Failure to achieve and maintain the Performance Standards as described herein shall trigger the Company’s obligation to make a Repayment Amount in accordance with the provisions of paragraph 4 hereof and failure to do so shall be an immediate event of default under this Agreement.  At the request of the Development Authority and for good cause shown, the expiration of the Performance Period may be extended, at the sole discretion of the Administering Agency; provided, however, that any such request shall be accompanied by supporting documentation from the Development Authority and Company deemed satisfactory to the Administering Agency;

E.	The start-date for the Performance Period shall be no later than December 31, 2024, which is the date that the Company reasonably expects the Facility to be operational; and
F.

The Company shall maintain documentation to evidence the number of full-time permanent jobs created and maintained and the amount of private investment in the Project through the expiration of the Performance Period and until the Administering Agency has certified compliance pursuant to Section 5 of this Agreement.

4.

Compliance Threshold and Repayment Amount. In the event the Company fails to i) meet the Performance Standards within the Performance Period; ii) maintain operations for the entirety of the Performance Period; or iii) locate in Georgia or operate the business forming a part of the Project funded with the Award, the Company shall repay directly to the Administering Agency all (in the case of the occurrence of the event of default identified in Section 4 (ii) or (iii) above) or a portion (in the case of the occurrence of the event described in Section 4(i), and in accordance with Section 4(B)) of the Award Amount in all other cases (in

[1]

Net new full time job is defined as a new job that did not previously exist within the State of Georgia which has a minimum of 35 hours per week, with the opportunity for access to, but not necessarily paid or subsidized, medical benefits.

each case, the “Repayment Amount”). For purposes of events of default under Section 4(i) above, the Repayment Amount shall be determined as follows:

A.

Compliance Threshold.  The Company will be determined to have complied with the Performance Standards if the results of the threshold calculation conducted in accordance with the formula on Exhibit “A” (“Average Actual Performance”) are equal to or greater than eighty percent (80%) (“Compliance Threshold”).  The threshold calculation formula is the average of the percentage of created jobs to Committed Jobs over the Performance Period and the percentage of actual capital investment and ancillary related expenses to Committed New Investment as of the expiration of the Performance Period. In terms of the threshold calculation, the Company may receive up to 110% credit for its Committed Jobs and 100% credit for its Committed New Investment at the end of the Performance Period.  In no event shall the Company be entitled to receive more than 100% credit for its investment commitment or 110% credit for its job commitment in the event that the Company exceeds either of these commitments.

B.

Adjusted Award Amount.  Should the Company’s Average Actual Performance be less than the Compliance Threshold, the Company’s Award will be adjusted proportionately by multiplying the Award Amount by the Average Actual Performance.  The resulting number will then be subtracted from the Award Amount to determine what amount the Award will be adjusted to, after taking into account under performance (“Adjusted Award Amount”).  The Company shall repay to the Administering Agency the difference between the Award Amount and the Adjusted Award Amount.  See illustrations in Exhibit “B”:  Repayment Calculation.  The Award Amount will only be adjusted in the event Company does not meet the Compliance Threshold.

5.

Reporting Requirements. The Company and the Development Authority shall provide semi-annual reports to the Administering Agency concerning the progress of the creation of jobs and investment. The Company shall file with the Development Authority, no later than thirty (30) days after the expiration of the Performance Period, documentation to evidence the actual number of full-time jobs created and total amount of private capital invested in the Project.  No later than sixty (60) days after the expiration of Performance Period, the Development Authority shall file with the Administering Agency, a report documenting the Company’s performance.  Within a reasonable time after receipt of the report from the Development Authority, the Administering Agency will notify the Development Authority of the Company’s compliance or noncompliance with the Compliance Threshold.  The Development Authority shall then provide the Company with such notification. The Company and the Development Authority agree to keep an updated point of contact for the person(s) responsible for providing any reports owed to the Administering Agency.  If the person(s) responsible for providing reports changes, the Company and/or the Development Authority agree to notify the Administering Agency as soon as possible.

6.

Notification and Repayment. In the event the Company has failed to meet the Compliance Threshold, the Administering Agency will notify the Development Authority and Company of the Adjusted Award Amount and the Repayment Amount.  The Company shall submit the Repayment Amount to the Administering Agency no later than forty-five (45) days after the date of the notification letter from the Administering Agency indicating that the Company has failed to meet the Compliance Threshold.  Should the Company fail to remit the Repayment Amount to the Administering Agency in a timely matter, the Administering Agency shall have the right, in its sole discretion, to impose any and all remedies available to it through its administrative processes or to seek remedies available at law or equity.

7.

Adjustment in the Performance Standards. In the event a force majeure or other extraordinary circumstance, as will be determined in the reasonable discretion of Administering Agency, prevents the Company from meeting the Compliance Threshold, the Company may request that Administering Agency adjust the Company’s Compliance Threshold. In the sole discretion of Administering Agency, the Compliance Threshold may be adjusted provided that the adjustment will have a direct relationship to the impact that the extraordinary circumstance had on the Company’s ability to meet the Performance Standards.

8.

Sale or Change of Ownership of Project.  If, during the Performance Period, the Company’s interest in the Project is sold or transferred (other than to the Development Authority or the grant of a security interest therein or security title thereto), including, without limitation, a de facto transfer of ownership resulting from a corporate merger or consolidation of the Company in which the Company is not the surviving entity, but shall exclude any event in which less than 50% of the combined equity voting power of the Company is transferred to a third party, including an affiliate of the Company (“Change in Ownership”), then the Company must notify the Development Authority and Administering Agency of such a Change in Ownership.  Additionally, the new owner of the Project (“the Acquiring Company”) must assume the obligations contained in this Agreement by executing an Assumption Agreement.  In such case, the Administering Agency shall approve and be a party to the Assumption Agreement, along with the Company, the Development Authority and the Acquiring Company.  In lieu of executing an Assumption Agreement, the Company or Acquiring Company may make the Repayment Amount to the Administering Agency, after which, none of the restrictions from this Agreement imposed on the Company, or the Acquiring Company, or the Project shall be in effect from that time onwards. Any change in control of the Company or any of its affiliates, whether through the sale of ownership interests or otherwise (collectively, a “Change of Control”) that does not directly impact the Project or the Company, or any acquisition of title in any assets of the Project by the Company from the Development Authority during the Performance Period, will not trigger the provisions of this Section. Notwithstanding the foregoing, the Company recognizes and acknowledges that the Grant-funded Assets must remain publicly titled during the Performance Period.

9.

Transfer and Assignment of Repayment. The Development Authority hereby transfers and assigns to Administering Agency all of the Development Authority's rights, title and interest to the Repayment Amount.  The Development Authority acknowledges that, pursuant to the terms of the Agreement, the Company shall remit all Repayment Amounts to the Administering Agency.  In the event the Development Authority receives such Repayment Amounts, the Development Authority shall hold such payments in trust for the benefit of the Administering Agency provided that no later than five (5) days after receipt thereof, the Development Authority will deliver, by courier or regular U. S. Mail, such Repayment Amounts to the Administering Agency.  Provided the Development Authority requires the Company to meet the Performance Standards, uses its best effort to assist the Company in meeting the Performance Standards, and assists the Administering Agency in collecting Repayment Amount when due, the Administering Agency shall have no recourse against the Development Authority for the Company’s failure to meet the Performance Standards unless the Development Authority explicitly accepts such recourse.

10.

Acceptance and Assumption by Administering Agency. The Administering Agency hereby accepts the transfer and assignment of the Development Authority's rights, title and interest in, to the Repayment Amount; provided, however, that Administering Agency has not, and shall not have, accepted or assumed any obligations or liabilities of Development Authority that the Development Authority may have with regards to the Project or the Company.

11.

Exhibits. The exhibits hereto will be construed to be a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

12.

Severability. If any one or more of the provisions contained herein will for any reason be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.	Authorized Signatures. Each of the individuals executing this Agreement represents that they are authorized to execute this Agreement on behalf of their respective entities.

[SIGNATURES ON FOLLOWING PAGE]

Signature Page

Performance & Accountability Agreement

Aspen Aerogels Georgia, LLC Project in Bulloch County, Georgia

IN WITNESS WHEREOF, the parties have hereunto set their signatures and affixed their seals the day and year first written above.

Development Authority of Bulloch County		Georgia Department of Community Affairs
By:	/s/ Billy Allen	By:	/s/ Christopher Nunn
	Billy Allen	Christopher Nunn
Title:	Vice Chair	Title:	Commissioner
Date:	02/17/2022	Date:	02/18/2022

Seal

Aspen Aerogels Georgia, LLC
By:	/s/ Donald R. Young
Donald R. Young
Title:	President & Chief Executive Officer
Date:	02/17/2022

Seal

PERFORMANCE & ACCOUNTABILITY AGREEMENT

EXHIBIT “A” - Average Actual Performance for Projects

The Average Actual Performance for projects shall be determined by the following formula:

STEP 1

(Total Jobs at end of Perfor. Period – Baseline^) = Percentage of Committed Jobs Created

Committed Jobs

Actual Capital Investment and ancillary expenses= Percentage of Committed New Investment^^

Committed New Investment

STEP 2

Percentage of Committed Jobs Created*

  + Percentage of Committed New Investment^^

  =Percentage of Commitments Met

STEP 3

Percentage of Commitment Met = Average Actual Performance

                    2

* This percentage shall in no event exceed 110%, even if the Company exceeds 110% of its Job Commitment.

^The baseline applies only to expansion projects.  The baseline for new projects is zero.

^^ This percentage shall in no event exceed 100%, even if the Company exceeds 100% of its Committed Investment.

PERFORMANCE & ACCOUNTABILITY AGREEMENT

EXHIBIT “B” - Repayment Amount Calculation

(Required only if Average Actual Performance is less than 80%)

STEP 1

Award Amount

    X Average Actual Performance

Adjusted Award Amount

STEP 2

Award Amount

    -Adjusted Award Amount

Repayment Amount

Example A – Repayment Required

A $500,000 Award to assist with site development was part of Company A’s consideration to locate in Georgia rather than an out-of-state location. As part of the deal, Company A committed to create 600 jobs and make a $5,000,000 new investment to construct and operate a new production facility in Georgia.  At the end of the Performance Period, Company A has actually created 400 jobs and invested $3,500,000 into a smaller facility.

•	Award Amount $500,000
•	Commitment – 600 jobs and $5,000,000 new investment
•	Actual jobs delivered – 400 (66% of Commitment)
•	Actual investment delivered -- $3,500,000 (70% of Commitment)
•	66%+70% = 136/2 = 68% [Average Actual Performance]
•	$340,000 (68%) Adjusted Award Amount
•	$160,000 (32%) Repayment Amount

Example B – No Repayment Necessary

A $500,000 Award to assist with the purchase of production equipment was part of Company B’s consideration to locate in Georgia rather than an out-of-state location. As part of the deal, Company B committed to create 600 jobs and make a $5,000,000 capital investment to construct and operate a new manufacturing facility in Georgia. At the end of the Performance Period, Company B has actually created 600 jobs and invested $4,250,000 into a redesigned facility that saved $750,000 in capital investment.

•	Award Amount $500,000
•	Commitment – 600 jobs & $5,000,000 investment
•	Actual jobs delivered – 600 (100%)
•	Actual investment delivered -- $4,250,000 (85%)
•	100%+85% = 185/2 = 92.5% Benefit
•	No repayment required

Example C – No Repayment Necessary

A $500,000 Award to assist with the purchase of production equipment was part of Company C’s consideration to locate in Georgia rather than an out-of-state location. As part of the deal, Company C committed to create 600 jobs and make a $5,000,000 capital investment to construct and operate a new manufacturing facility in Georgia. At the end of the Performance Period, Company C has actually created 700 jobs and invested $3,500,000 into a redesigned facility that saved $1,500,000 in capital investment.

•	Award Amount $500,000

•	Commitment – 600 jobs & $5,000,000 investment
•	Actual jobs delivered – 700 (117% but limited to 110% credit)
•	Actual investment delivered -- $3,500,000 (70%)
•	110%+70% = 180/2 = 90.0% Benefit
•	No repayment required